101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 17, 2014 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $34.4 million for the three months ended March 31, 2014 compared to net income of $27.2 million for the three months ended March 31, 2013. Basic and diluted earnings per share were $0.26 and $0.25, respectively, for the three months ended March 31, 2014. Basic and diluted earnings per share were $0.25 for the three months ended March 31, 2013.

On January 10, 2014, the Company completed its acquisition of Gateway Community Financial Corp, ("Gateway"). The acquisition of Gateway added $254.7 million in deposits and $195.1 million in loans and resulted in a bargain purchase gain of $1.5 million, net of tax. The results for the quarter ended March 31, 2014 include one-time expenses related to the Gateway acquisition of $436,000, net of tax. In connection with the acquisition, the Company issued 762,776 shares to Investors Bancorp MHC.

Kevin Cummings, President and CEO commented on the quarter, “The first quarter 2014 continued to be a busy time at Investors.  We closed the Gateway acquisition in January 2014 and continued to integrate the Roma Financial acquisition that took place in December 2013 by converting their data processing platform during the quarter. Our earnings were strong as we continue to grow and diversify our balance sheet while improving our level of non-performing loans.”

With respect to the second step stock offering, Mr. Cummings stated, “Our plan of conversion and second step stock offering are proceeding as planned and we anticipate closing in the second quarter 2014 pending the receipt of depositor and stockholder approvals.”

The Company announced today that the Board of Directors has declared a cash dividend of $0.05 per share to stockholders of record as of May 1, 2014, payable on May 6, 2014.

The following represents performance highlights and significant events that occurred during the period:

•
Deposits increased by $672.4 million, or 6.3% from December 31, 2013 to $11.39 billion at March 31, 2014 which included $254.7 million from the acquisition of Gateway. Core deposits (savings, checking and money market accounts) increased $591.2 million or 8.1% from December 31, 2013. As of March 31, 2014, core deposits represent approximately 70% of total deposits.

•
Net loans increased $510.2 million, or 4.0%, to $13.39 billion at March 31, 2014 from $12.88 billion at December 31, 2013. This included $195.1 million in net loans acquired from the Gateway acquisition. During the three months ended March 31, 2014, we originated $348.3 million in multi-family loans, $148.8 million in residential loans and $121.1 million in commercial real estate loans.

•	Net interest margin for the three months ended March 31, 2014 and 2013 was 3.36%. This represents a decrease of 5 basis points compared to the fourth quarter of 2013.

•	During the quarter the Company received all necessary regulatory approvals to commence its second step subscription offering.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $29.2 million, or 22.6%, to $158.6 million for the three months ended March 31, 2014 from $129.4 million for the three months ended March 31, 2013. This increase is attributed to the average balance of interest-earning assets increasing $3.19 billion or 26.3%, to $15.36 billion for the three months ended March 31, 2014 from $12.16 billion for the three months ended March 31, 2013 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 13 basis points to 4.13% for the three months ended March 31, 2014 compared to 4.26% for the three months ended March 31, 2013.

Interest income on loans increased by $26.1 million, or 21.8%, to $146.0 million for the three months ended March 31, 2014 from $119.9 million for the three months ended March 31, 2013, reflecting a $2.86 billion or 27.6%, increase in the average balance of net loans to $13.22 billion for the three months ended March 31, 2014 from $10.36 billion for the three months ended March 31, 2013. The increase is primarily attributed to the average balance of multi-family loans, residential loans and commercial real estate loans increasing $1.04 billion, $1.00 billion and $573.4 million, respectively, as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. The average balance of consumer and other loans and C&I loans also increased $200.7 million and $104.7 million, respectively. These increases were partially offset by the decrease in the average balance of construction loans of $32.7 million for the three months ended March 31, 2014. In addition, the average yield on net loans decreased 21 basis points to 4.42% for the three months ended March 31, 2014 from 4.63% for the three months ended March 31, 2013. The decrease in the average yield on net loans reflects lower rates on new and refinanced loans due to the current interest rate environment. Prepayment penalties, which are included in interest income, increased to $4.1 million for the three months ended March 31, 2014 from $3.1 million for the three months ended March 31, 2013.

Interest income on all other interest-earning assets, excluding loans, increased by $3.1 million or 32.2%, to $12.7 million for the three months ended March 31, 2014 from $9.6 million for the three months ended March 31, 2013. This increase is attributed to the average balance in all other interest-earning assets, excluding loans, increasing $337.3 million to $2.14 billion for the three months ended March 31, 2014. In addition, the weighted average yield on interest-earning assets, excluding loans, increased by 24 basis points to 2.37% for the three months ended March 31, 2014 compared to 2.13% for the three months ended March 31, 2013.

Interest Expense

Total interest expense increased by $2.0 million, or 7.5%, to $29.4 million for the three months ended March 31, 2014 from $27.4 million for the three months ended March 31, 2013. This increase is due to the average balance of total interest-bearing liabilities increasing by $2.82 billion, or 26.5%, to $13.44 billion for the three months ended March 31, 2014 from $10.62 billion for the three months ended March 31, 2013. This increase is partially offset by the weighted average cost of total interest-bearing liabilities decreasing 16 basis points to 0.87% for the three months ended March 31, 2014 compared to 1.03% for the three months ended March 31, 2013.

Interest expense on interest-bearing deposits increased $1.7 million, or 13.3% to $14.4 million for the three months ended March 31, 2014 from $12.7 million for the three months ended March 31, 2013. This increase is due to the average balance of total interest-bearing deposits increasing $2.09 billion, or 26.2% to $10.09 billion for the three months ended March 31, 2014 from $7.99 billion for the three months ended March 31, 2013. This increase was partially offset by a 6 basis point decrease in the average cost of interest-bearing deposits to 0.57% for the three months ended March 31, 2014 from 0.63% for the three months ended March 31, 2013, as deposit rates reflect the lower interest rate environment.

Interest expense on borrowed funds increased by $358,000 or 2.4%, to $15.1 million for the three months ended March 31, 2014 from $14.7 million for the three months ended March 31, 2013. This increase is due to the average balance of borrowed funds increasing by $724.7 million or 27.5%, to $3.36 billion for the three months ended March 31, 2014 from $2.63 billion for the three months ended March 31, 2013. This increase is partially offset by the average cost of borrowed funds decreasing 44 basis points to 1.80% for the three months ended March 31, 2014 from 2.24% for the three months ended March 31, 2013 as higher rate borrowings matured and were refinanced at lower rates.

Net Interest Income

Net interest income increased by $27.1 million, or 26.6%, to $129.2 million for the three months ended March 31, 2014 from $102.0 million for the three months ended March 31, 2013. The increase was primarily due to the average balance of interest earning assets increasing $3.19 billion, or 26.3%, to $15.36 billion at March 31, 2014 compared to $12.16 billion at March 31, 2013, as well as a 16 basis point decrease in our cost of interest-bearing liabilities to 0.87% for the three months ended March 31, 2014 from 1.03% for the three months ended March 31, 2013. These were partially offset by the average balance of our interest bearing liabilities increasing $2.82 billion to $13.44 billion at March 31, 2014 compared to $10.62 billion at March 31, 2013, as well as the yield on our interest-earning assets decreasing 13 basis points to 4.13% for the three months ended March 31, 2014 from 4.26% for the three months ended March 31, 2013. While the yield on our interest earning assets declined due to the current interest rate environment, our cost of funds also continued to fall resulting in our net interest spread increasing by 3 basis points to 3.26% for the three months ended March 31, 2014 from 3.23% for the three months ended March 31, 2013.

Non-Interest Income

Total non-interest income increased by $1.9 million, or 18.4% to $11.9 million for the three months ended March 31, 2014 from $10.1 million for the three months ended March 31, 2013. The increase is primarily due to a $2.6 million increase in other income. Included in other income is a bargain purchase gain of $1.5 million, net of tax, relating to the acquisition of Gateway, which was accounted for under the acquisition method of accounting as prescribed by ASC 805, "Business Combinations," as amended. Additionally, fees and service charges, gain on sale of other real estate owned and income on bank owned life insurance increased by $661,000, $201,000 and $174,000, respectively. These increases were partially offset by a decrease in the gain on loan transactions of $1.4 million to $1.6 million for the three months ended March 31, 2014 due to lower volume of sales in the secondary market. In addition, for the three months ended March 31, 2014 gain on securities transactions was $301,000, a decrease of $383,000 from March 31, 2013.

Non-Interest Expenses

Total non-interest expenses increased by $21.1 million, or 37.6%, to $77.2 million for the three months ended March 31, 2014 from $56.1 million for the three months ended March 31, 2013. Included in non-interest expense is $710,000 of one time costs related to the acquisition of Gateway. Compensation and fringe benefits increased $10.0 million primarily as a result of the staff additions related to the acquisitions of Roma Financial and Gateway, as well as increased staff to support our continued growth and normal merit increases. Full time equivalent employees were 1,621 as of March 31, 2014, an increase of 26% from March 31, 2013. In addition, compensation expense included approximately $674,000 related to retention and severance payments to former Roma Financial employees. Occupancy expense, data processing, professional fees and advertising expenses have increased by $3.5 million, $2.5 million, $1.1 million and $755,000, respectively, for the three months ended March 31, 2014. These increases are primarily the result of our recent acquisitions and organic growth. Occupancy expense was also impacted by $1.3 million in snow removal expense for the three months ended March 31, 2014. Enhancements to our infrastructure have also continued to increase our data processing and professional fees. In addition, our FDIC insurance premium increased $1.2 million as a result of the growth of the Bank.

Income Taxes

During the quarter ended March 31, 2014, there was a change in New York state tax law which will likely result in the Company paying higher New York state taxes in future periods. The Company analyzed the impact of this change relative to its deferred tax positions. Based on that analysis, the Company recognized a $680,000 write up to its deferred tax assets which is a discrete item, reflected as a reduction of income tax expense. The Company will continue to monitor the impact of this tax law change.

Income tax expense was $20.5 million for the three months ended March 31, 2014. Excluding the one time $680,000 write up, the effective tax rate was 38.58% for the three months ended March 31, 2014. Income tax expense was $15.1 million for the three months ended March 31, 2013 representing a 35.71% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $9.0 million for the three months ended March 31, 2014 compared to $13.8 million for the three months ended March 31, 2013. For the three months ended March 31, 2014, net charge-offs were $2.2 million compared to $6.3 million for the three months ended March 31, 2013. Our provision for the three months ended March 31, 2014 is a result of continued growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.
During the three months ended March 31, 2014, the Company reclassified a pool of non-performing and purchase credit impaired loans to loans held for sale, as the Company intends to sell these loans in the near future. The loans were transfered at $26.0 million, which represent lower of cost or market. The Company recognized a $1.5 million charge off against the allowance for loan loss during the quarter as a result of this transaction.
Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisitions of Gateway, Roma Financial and Marathon Bank. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding delinquent PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2014		December 31, 2013		September 30, 2013		June 30, 2013		March 31, 2013
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	90	$17.2	97	$17.9	52	$15.1	55	$17.9	76	$20
Construction	1	0.01	1	0.3	—	—	—	—	—	—
Multi-family	6	13.0	3	1.4	4	9.2	1	0.1	2	4.5
Commercial real estate	14	10.0	11	16.4	2	3.2	—	—	1	0.5
Commercial and industrial	6	4.4	10	5.9	2	0.2	1	0.1	2	1.1
Total 30 to 59 days past due	117	$44.6	122	$41.9	60	$27.7	57	$18.1	81	$26.1
60 to 89 days past due:
Residential and consumer	43	8.0	40	6.6	26	7.3	37	10.3	36	9.7
Construction	—	—	1	0.5	—	—	—	—	—	—
Multi-family	—	—	2	0.2	2	3.6	—	—	2	0.6
Commercial real estate	5	1.0	4	10.3	2	0.3	—	—	1	0.3
Commercial and industrial	8	1.0	2	0.3	1	0.3	1	0.1	4	0.8
Total 60 to 89 days past due	56	10.0	49	17.9	31	11.5	38	10.4	43	11.4
Total accruing past due loans	173	$54.6	171	$59.8	91	$39.2	95	$28.5	124	$37.5
Non-accrual:
Residential and consumer	348	79.4	304	74.3	305	75.1	286	72.0	328	84.1
Construction	5	13.0	18	16.2	7	14.2	9	21.8	9	24.1
Multi-family	3	0.4	5	5.9	9	16.8	10	17.2	7	14.5
Commercial real estate	15	2.9	12	2.7	3	1.6	3	2.0	6	10.2
Commercial and industrial	9	1.9	4	1.3	8	1.9	6	1.5	6	2.8
Total Non-accrual Loans	380	$97.6	343	$100.4	332	$109.6	314	$114.5	356	$135.7
Accruing troubled debt restructured loans	50	$37.6	50	$39.6	36	$24.5	29	$19.7	18	$9.0
Non-accrual loans to total loans		0.72%		0.77%		0.95%		1.04%		1.28%
Allowance for loan loss as a percent of non-accrual loans		185.00%		173.30%		152.18%		134.90%		110.21%
Allowance for loan losses as a percent of total loans		1.33%		1.33%		1.45%		1.40%		1.41%

Total non-accrual loans decreased $38.1 million to $97.6 million at March 31, 2014 compared to $135.7 million at March 31, 2013 as we continue to diligently resolve our troubled loans. Our allowance for loan loss as a percent of total loans is 1.33% at March 31, 2014. At March 31, 2014, there were $48.1 million of loans deemed troubled debt restructuring, of which $23.3 million were residential and consumer loans, $9.3 million were multi-family loans, $10.3 million were commercial real estate loans, $3.6 million were construction loans and $1.6 million were commercial and industrial loans. Troubled debt restructured loans in the amount of $37.6 million were classified as accruing and $10.5 million of these loans were classified as non-accrual at March 31, 2013.

The allowance for loan losses increased by $6.8 million to $180.7 million at March 31, 2014 from $173.9 million at December 31, 2013. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of non-performing loans and delinquent loans and the impact of the deterioration of the real estate and economic environments in our lending area.

Balance Sheet Summary
Total assets increased by $803.2 million, or 5.1%, to $16.43 billion at March 31, 2014 from $15.62 billion at December 31, 2013. This increase was largely the result of net loans, including loans held for sale, increasing $533.0 million to $13.42 billion at March 31, 2014 from $12.89 billion at December 31, 2013, offset by a decrease in cash of $14.8 million to $235.8 million at March 31, 2014 from $250.7 million at December 31, 2013. These increases include $286.5 million in assets from the Gateway acquisition which closed on January 10, 2014.

Net loans, including loans held for sale, increased by $533.0 million, or 4.1%, to $13.42 billion at March 31, 2014 from $12.89 billion at December 31, 2013. At March 31, 2014, total loans were $13.58 billion and included $5.89 billion in residential loans, $4.16 billion in multi-family loans, $2.62 billion in commercial real estate loans, $187.8 million in construction loans, $443.4 million in consumer and other loans and $277.2 million in commercial and industrial loans. Net loans acquired from Gateway were $195.1 million. For the three months ended March 31, 2014, we originated $348.3 million in multi-family loans, $121.1 million in commercial real estate loans, $89.8 million in commercial and industrial loans, $21.1 million in consumer and other loans and $11.2 million in construction loans. This increase in loans reflects our continued focus on generating multi-family, commercial real estate and C&I loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the three months ended March 31, 2014, Investors Home Mortgage Co. originated $174.8 million in residential mortgage loans of which $26.0 million were for sale to third party investors and $148.8 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2014, we purchased loans totaling $101.7 million from these entities.

Securities, in the aggregate, increased by $266.5 million, or 16.5%, to $1.88 billion at March 31, 2014. We acquired $50.3 million of securities from Gateway and sold that entire portfolio upon the completion of the acquisition. The increase in the portfolio was primarily due to the purchase of agency issued mortgage backed securities partially offset by sales, normal pay downs or maturities during the three months March 31, 2014.

During the three months ended March 31, 2014, the Company sold one trust preferred security which was reclassified to available-for-sale at December 31, 2013 upon the evaluation of the Volcker Rule and recognized a gain of $241,000.

Deposits increased by $672.4 million from December 31, 2013 or 6.3% to $11.39 billion at March 31, 2014. The completion of the Gateway acquisition added $254.7 million in deposits. In addition, core deposits increased $591.2 million or 8.1%, and there was an $81.2 million increase in certificates of deposit. Core deposits now represent approximately 70% of our total deposit portfolio.

Borrowed funds increased $5.5 million, or 0.2%, to $3.37 billion at March 31, 2014 to fund our asset growth.

Stockholders' equity increased $61.4 million to $1.40 billion at March 31, 2014 from $1.33 billion at December 31, 2013. The increase is primarily attributed to the $34.4 million of net income for the three months ended March 31, 2014 as well as an increase of approximately $22.0 million attributed to the acquisition of Gateway and a $3.3 million decrease to other comprehensive loss. Stockholders' equity was also impacted by the declaration of a cash dividend of $0.05 per common share that resulted in a decrease of $7.0 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2014 operates from its corporate headquarters in Short Hills, New Jersey and 129 offices located throughout northern and central New Jersey and New York.

Earnings Conference Call April 17, 2014 at 4:30 p.m. (ET)
The Company, as previously announced, will host an earnings conference call Thursday April 17, 2014 at 4:30 p.m. (ET). The toll-free dial-in number is: (888) 317-6016. Callers who pre-register using the link below will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link : http://dpregister.com/10043702
A telephone replay will be available beginning on April 17, 2014 from 6:30 p.m. (ET) through 9:00 a.m. (ET) on July 17, 2014. The replay number is (877) 344-7529 password 10043702. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2014 and December 31, 2013

	March 31, 2014	December 31, 2013
		(audited)
Assets	(In thousands)

Cash and cash equivalents	$235,840	250,689
Securities available-for-sale, at estimated fair value	753,129	785,032
Securities held-to-maturity, net (estimated fair value of $1,156,170 and $839,064 at March 31, 2014 and December 31, 2013 respectively)	1,130,248	831,819
Loans receivable, net	13,392,754	12,882,544
Loans held-for-sale	31,026	8,273
Stock in the Federal Home Loan Bank	178,686	178,126
Accrued interest receivable	51,664	47,448
Other real estate owned	8,607	8,516
Office properties and equipment, net	145,526	138,105
Net deferred tax asset	210,709	216,206
Bank owned life insurance	161,546	152,788
Goodwill and intangible assets	109,889	109,129
Other assets	16,685	14,395
Total Assets	$16,426,309	15,623,070
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$11,391,228	10,718,811
Borrowed funds	3,372,780	3,367,274
Advance payments by borrowers for taxes and insurance	81,320	67,154
Other liabilities	185,224	135,504
Total liabilities	15,030,552	14,288,743
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 144,700,693 and 143,937,917 issued; 139,659,668 and 138,449,434 outstanding at March 31, 2014 and December 31, 2013, respectively	603	596
Additional paid-in capital	749,042	721,689
Retained earnings	762,266	734,563
Treasury stock, at cost; 5,041,025 and 5,488,483 shares at March 31, 2014 and December 31, 2013, respectively	(64,370)	(67,046)
Unallocated common stock held by the employee stock ownership plan	(29,424)	(29,779)
Accumulated other comprehensive loss	(22,360)	(25,696)
Total stockholders' equity	1,395,757	1,334,327
Total liabilities and stockholders' equity	$16,426,309	15,623,070

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months
	Ended March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$145,970	119,860
Securities:
Government-sponsored enterprise obligations	12	1
Mortgage-backed securities	9,113	6,577
Equity	44	4
Municipal bonds and other debt	1,240	1,532
Other Investments	14	—
Interest-bearing deposits	35	10
Federal Home Loan Bank stock	2,197	1,450
Total interest and dividend income	158,625	129,434
Interest expense:
Deposits	14,372	12,688
Borrowed Funds	15,063	14,705
Total interest expense	29,435	27,393
Net interest income	129,190	102,041
Provision for loan losses	9,000	13,750
Net interest income after provision for loan losses	120,190	88,291
Non-interest income
Fees and service charges	5,062	4,401
Income on bank owned life insurance	931	757
Gain on loan transactions, net	1,646	3,074
Gain on securities transactions	301	684
Gain (loss) on sale of other real estate owned, net	131	(70)
Other income	3,871	1,243
Total non-interest income	11,942	10,089
Non-interest expense
Compensation and fringe benefits	39,816	29,824
Advertising and promotional expense	2,569	1,814
Office occupancy and equipment expense	12,751	9,229
Federal deposit insurance premiums	4,800	3,650
Stationery, printing, supplies and telephone	1,213	587
Professional fees	3,790	2,732
Data processing service fees	6,164	3,656
Other operating expenses	6,095	4,632
Total non-interest expenses	77,198	56,124
Income before income tax expense	54,934	42,256
Income tax expense	20,516	15,089
Net income	$34,418	27,167

Basic earnings per share	$0.26	0.25
Diluted earnings per share	$0.25	0.25
Weighted average shares outstanding:
Basic	134,879,926	107,499,975
Diluted	136,516,270	108,670,384

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2014			March 31, 2013
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$209,392	35	0.07%	114,644	10	0.03%
Securities available-for-sale	771,884	4,061	2.10%	1,371,679	5,363	1.56%
Securities held-to-maturity	978,527	6,362	2.60%	169,374	2,751	6.50%
Net loans	13,219,779	145,970	4.42%	10,364,257	119,860	4.63%
Federal Home Loan Bank stock	177,958	2,197	4.94%	144,749	1,450	4.01%
Total interest-earning assets	15,357,540	158,625	4.13%	12,164,703	129,434	4.26%
Non-interest earning assets	746,099			549,763
Total assets	$16,103,639			$12,714,466

Interest-bearing liabilities:
Savings	2,261,034	1,656	0.29%	1,739,465	1,677	0.39%
Interest-bearing checking	2,320,616	1,816	0.31%	1,740,276	1,458	0.34%
Money market accounts	2,030,805	2,805	0.55%	1,585,992	1,687	0.43%
Certificates of deposit	3,473,120	8,095	0.93%	2,927,195	7,866	1.07%
Interest bearing deposits	10,085,575	14,372	0.57%	7,992,928	12,688	0.63%
Borrowed funds	3,356,145	15,063	1.80%	2,631,414	14,705	2.24%
Total interest-bearing liabilities	13,441,720	29,435	0.87%	10,624,342	27,393	1.03%
Non-interest bearing liabilities	1,282,588			1,014,113
Total liabilities	14,724,308			11,638,455
Stockholders' equity	1,379,331			1,076,011
Total liabilities and stockholders' equity	$16,103,639			$12,714,466

Net interest income		$129,190			$102,041

Net interest rate spread			3.26%			3.23%

Net interest earning assets	$1,915,820			$1,540,361

Net interest margin			3.36%			3.36%

Ratio of interest-earning assets to total interest- bearing liabilities	1.14	X		1.14	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2014	2013

Return on average assets	0.86%	0.85%
Return on average equity	9.98%	10.10%
Return on average tangible equity	10.85%	11.12%
Interest rate spread	3.26%	3.23%
Net interest margin	3.36%	3.36%
Efficiency ratio	54.70%	50.05%
Non-interest expense to average total assets	1.92%	1.77%
Average interest-earning assets to average interest-bearing liabilities	1.14	1.14

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31, 2014	December 31, 2013

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.88%	0.95%
Non-performing loans as a percent of total loans	1.00%	1.07%
Allowance for loan losses as a percent of non-accrual loans	185.00%	173.30%
Allowance for loan losses as a percent of total loans	1.33%	1.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	11.50%	11.39%
Tier 1 risk-based capital (to risk weighted assets) (1)	10.25%	10.14%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	7.68%	8.20%
Equity to total assets (period end)	8.50%	8.54%
Average equity to average assets	8.57%	8.32%
Tangible capital (to tangible assets)	7.88%	7.90%
Book value per common share	$10.21	$9.85

Other Data:
Number of full service offices	129	129
Full time equivalent employees	1,621	1,541

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.